Exhibit 3.136

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
of
PARADISE VALLEY SURGERY CENTER, LLC

This Certificate of Formation of Paradise Valley Surgery Center, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

•	First: The name of the limited liability company is Paradise Valley Surgery Center, LLC.

•
Second: The address of its registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover. The name of its Registered Agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 12th day of January, 2005.

By: /s/ James H. Spalding
Authorized Person

Name: James H. Spalding
(Type or Print)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
PARADISE VALLEY SURGERY CENTER, LLC

________________________________

Paradise Valley Surgery Center, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.	The name of the limited liability company is Paradise Valley Surgery Center, LLC.

2.	The Certificate of Formation of the Company is hereby amended by striking the first paragraph thereof and substituting in lieu of said first paragraph the following:

“The name of the limited liability company is Advantage Health Care Management Company, LLC.”

Executed on this 20th day of September, 2010.

By: VHS ACQUISITION SUBSIDIARY
NUMBER 1, INC., Sole Member

By: /s/ Ronald P. Soltman
Ronald P. Soltman
Executive Vice President